UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2012

Allegiant Travel Company

(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

8360 S. Durango Drive, Las Vegas, NV	89113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (702) 851-7300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of August 27, 2012, Allegiant Air, LLC, a wholly-owned subsidiary of Allegiant Travel Company (the “Company”), entered into nine separate Lease Agreements for the lease of nine Airbus A319 aircraft from GE Capital Aviation Services, LLC (“GECAS”).  The Company will guarantee the leases. Each of the leases will be for an eight year term, with rental obligations paid on a monthly basis.  The Company currently expects to receive delivery of the aircraft in accordance with the following schedule: fourth quarter 2012 – 1 aircraft; first quarter 2013 – 1 aircraft; third quarter 2014 – 1 aircraft; fourth quarter 2014 – 1 aircraft; first quarter 2015 – 1 aircraft; and second quarter 2015 – 4 aircraft.

The Company estimates that based on the delivery schedule referenced above, the total obligations for nine aircraft will aggregate approximately $125 million over an 11-year period, with aircraft delivery dates, interest rate fluctuation and maintenance adjustments affecting the actual amounts and timing of the payments.

Forward-Looking Statements: Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this Current Report on Form 8-K that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include statements regarding the delivery schedule for the aircraft to be leased and the amount of future lease payments.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause results to differ materially from those expressed in the forward-looking statements generally may be found in the Company’s periodic reports filed with the Securities and Exchange Commission at www.sec.gov.

Any forward-looking statements are based on information available to the Company today and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2012	ALLEGIANT TRAVEL COMPANY

	By:	/s/ Scott Sheldon
	Name:	Scott Sheldon
	Title:	Chief Financial Officer